Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER 2016

Company Announces Initiation of Quarterly Cash Dividend of $0.09 Per Share

MADISON, N.J. (August 4, 2016) - Realogy Holdings Corp. (NYSE: RLGY), the largest full-service residential real estate services company in the United States, today reported financial results for the second quarter ended June 30, 2016, including the following highlights:

•
Revenue of $1.66 billion, a 1% increase as compared to the second quarter of 2015, was primarily driven by higher homesale transaction volume at the Realogy Franchise Group (RFG) along with higher purchase and refinance closing unit volume at Title Resource Group (TRG). The Company's combined homesale transaction volume increased 3% in the quarter, consisting of a 7% volume gain at RFG and a 3% decline in volume at NRT.

•	Net income for the period was $92 million, compared to $97 million in the second quarter of 2015. Basic earnings per share (EPS) was $0.63, compared to $0.66 in second quarter of 2015 (See Table 1).

•	Adjusted net income was $108 million, and adjusted basic EPS was $0.74, improvements of 15% and 16%, respectively, compared to the second quarter of 2015 (See Table 1a).[1]

•	Operating EBITDA was $275 million, compared to $264 million in the second quarter of 2015, a year-over-year increase of 4% (See Table 6).[2]

•
The Company today announced that Realogy’s Board of Directors has approved the initiation of a quarterly cash dividend policy on its common stock. The Board has declared a cash dividend of $0.09 per share of the Company’s common stock, payable on Aug. 31, 2016 to stockholders of record as of the close of business on Aug. 17, 2016. The dividend complements the Company’s existing $275 million share repurchase program announced in February 2016.

•
During the second quarter, Realogy repurchased approximately 1 million shares of Realogy’s common stock in the open market at a weighted average market price of $31.50 per share for a total of $34 million. Year-to-date, the Company repurchased $67 million, or approximately 2 million shares, of common stock in the open market.

•
The Company expanded its business optimization program with additional process improvements expected within NRT, increasing Realogy's annualized run-rate savings target from $40 million to $60 million. The Company now expects to realize $30 million of overhead cost savings in 2016 with the goal of reaching a $60 million annualized savings run rate by mid-2017. The total cost to implement the program is $66 million, of which $31 million has been incurred to date.

"Our results for the second quarter were mixed, as continued growth at RFG and TRG was offset by challenges at NRT,” said Richard A. Smith, Realogy's chairman, chief executive officer and president. "At NRT, a continued slowing of activity in the high end markets and increased competitive recruiting pressures further impacted our overall transaction volume. We are working diligently to improve agent retention at NRT as part of a broader strategy to increase the recruitment of top agents and agent teams."

1 Adjusted net income is adjusted for non-cash mark-to-market expense on interest rate swaps and restructuring charges.
2 The Company introduced Operating EBITDA as a new financial metric in the first quarter, and it is defined as EBITDA before restructuring costs, early extinguishment of debt and former parent legacy items.

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Smith continued: "We continue to believe that housing is on a growth trajectory, and still has years to go before it reaches peak levels. As we execute our strategy to put Realogy in the strongest position possible to capitalize on a long-term housing recovery, we remain committed to returning capital to shareholders. We are pleased to announce the initiation of a cash dividend beginning this quarter and with the progress we’ve made on our existing $275 million share repurchase program. We believe our stock remains an attractive value at current prices.”
Operational Results
In the second quarter of 2016, Realogy's franchise (RFG) and Company-owned (NRT) business segments achieved a combined homesale transaction volume (transaction sides multiplied by average sale price) increase of 3% as compared to the second quarter of 2015, which was within the Company's previous guidance range. RFG reported a homesale transaction sides increase of 4% and an average homesale price increase of 3%. NRT reported a homesale transaction sides decrease of 1% and an average homesale price decrease of 2%.
In the title and settlement services sector, TRG was involved in the closing of approximately 55,000 transactions during the quarter, reflecting a 23% increase in purchase units and a 14% increase in refinance units as compared to the second quarter of 2015. These results include the benefits of the acquisition of Independence Title late last year.
Looking Ahead
For the third quarter of 2016, Realogy expects to achieve overall homesale transaction volume gains in the range of 1% to 4% year-over-year. Based on the Company's closed and open sales activity in July, Realogy expects third quarter homesale transaction sides to increase between 1% and 3% year-over-year and average homesale price to be in the flat to 1% range. The disparity in transaction volume between RFG and NRT is expected to continue for the remainder of the year. RFG volume in the third quarter is anticipated to increase between 4% to 6%, while NRT transaction volume is expected to be down by 1% to 3%.
For the full year 2016, Realogy expects to deliver Adjusted (Covenant) EBITDA of $845 million to $885 million and Adjusted (Covenant) EBITDA margin of 14.7% to 15.0%. Realogy expects to convert approximately 60% of its forecasted Operating EBITDA, expected to be between $760 million and $800 million, into free cash flow ranging between $450 million and $500 million.
“We remain focused on positioning the Company for success in any market environment,” said Anthony E. Hull, Realogy's executive vice president, CFO and treasurer. "We will continue to execute on our process improvement efficiencies, office footprint optimization, technology and media spending, centralized procurement and organizational design. At the same time, we are progressing ahead of schedule on returning capital to shareholders while balancing investments in the growth of the business and opportunistic acquisitions. We believe that the combination of a quarterly cash dividend and our existing share repurchase program is an efficient and sustainable way for us to deliver on our commitment to return capital to shareholders. We have strong financial flexibility and remain committed to achieving our goal of 3 times net debt to EBITDA."
Balance Sheet
The Company ended the quarter with cash and cash equivalents of $423 million. Total long-term corporate debt, including the short-term portion, net of cash and cash equivalents, totaled $3.4 billion at June 30, 2016. The ratio of total corporate debt, net of cash and cash equivalents, to Adjusted (Covenant) EBITDA for the 12 months ended June 30, 2016 was 3.8 times.
In July, Realogy completed the refinancing of its Term Loan B and extended its maturity date by two years to 2022, resulting in a more attractive maturity profile. The new Term Loan B was issued at par and bears the same interest rate as the existing Term Loan B. Concurrently, Realogy completed a new Term Loan A tranche of $355 million with a 2021 maturity date under its existing Term Loan A facility and on terms substantially similar to its existing Term Loan A. Realogy used the net proceeds from the new Term Loan B and the new Term Loan A, borrowings of $225 million under its existing revolving credit facility and cash on hand, to repay the existing Term Loan B, the

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effect of which is to reduce Term Loan B borrowings by approximately $760 million to $1.1 billion. We continue to expect our corporate cash interest to be approximately $170 million in 2016.
A consolidated balance sheet is included as Table 2 of this press release.
Dividend Policy
In connection with the Company's initiation of its quarterly cash dividend policy, the declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations, contractual restrictions, including restrictive covenants contained in the Company’s credit agreement, and the indenture governing the Company’s outstanding debt securities, capital requirements and other factors that the Board of Directors deems relevant.
Investor Conference Call
Today, August 4, at 8:30 a.m. (EDT), Realogy will hold a conference call via webcast to review its second quarter 2016 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from August 4 through August 18, 2016.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising and brokerage with many of the best-known industry brands including Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, Sotheby's International Realty® and ZipRealty®.  Collectively, Realogy's franchise system members operate approximately 13,600 offices with more than 261,000 independent sales associates conducting business in 109 countries and territories around the world.  NRT LLC, Realogy’s company-owned real estate brokerage, is the largest residential brokerage company in the United States, operates under several of Realogy’s brands and also provides related residential real estate services. Realogy also owns Cartus, a prominent worldwide provider of relocation services to corporate and affinity clients, Title Resource Group (TRG), a leading provider of title, settlement and underwriting services, and ZapLabs LLC, its innovation and technology development subsidiary.  Realogy is headquartered in Madison, New Jersey.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real

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estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital or refinance or repay existing indebtedness, or return capital to stockholders; the Company's inability to realize the benefits from acquisitions; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require reclassification of independent contractor sales associates to employee status, and wage and hour regulations; the Company's inability to sustain improvements in its operating efficiency and to achieve anticipated cost savings from its business optimization initiatives; any adverse resolution of litigation, governmental or regulatory proceedings or arbitration awards; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. See Tables 1a and 8 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6, and 7 for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
Because of the forward-looking nature of the Company’s forecasted non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile forecasted Adjusted (Covenant) EBITDA and forecasted Operating EBITDA to forecasted EBITDA and forecasted net income are not readily determinable. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Halchak
(973) 407-7487
jennifer.halchak@realogy.com

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Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Gross commission income	$1,251	$1,278	$2,077	$2,059
Service revenue	252	228	442	399
Franchise fees	104	99	173	166
Other	55	46	104	89
Net revenues	1,662	1,651	2,796	2,713
Expenses
Commission and other agent-related costs	864	877	1,422	1,407
Operating	391	366	758	708
Marketing	65	59	123	115
General and administrative	70	92	156	170
Former parent legacy costs (benefit), net	—	(1)	1	(1)
Restructuring costs	12	—	21	—
Depreciation and amortization	48	52	96	98
Interest expense, net	59	50	132	118
Other income, net	—	(1)	—	(1)
Total expenses	1,509	1,494	2,709	2,614
Income before income taxes, equity in earnings and noncontrolling interests	153	157	87	99
Income tax expense	64	66	40	42
Equity in earnings of unconsolidated entities	(5)	(7)	(5)	(9)
Net income	94	98	52	66
Less: Net income attributable to noncontrolling interests	(2)	(1)	(2)	(1)
Net income attributable to Realogy Holdings	$92	$97	$50	$65

Earnings per share attributable to Realogy Holdings:
Basic earnings per share	$0.63	$0.66	$0.34	$0.44
Diluted earnings per share	$0.63	$0.66	$0.34	$0.44
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	145.5	146.5	146.0	146.4
Diluted	146.7	148.0	147.2	147.9

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Table 1a
REALOGY HOLDINGS CORP.
Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(In millions, except per share data)
We present Adjusted net income (loss) and Adjusted earnings (loss) per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
Adjusted net income (loss) is defined by us as net income (loss) before: (a) mark to market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges, which the Company believes will be significant as a result of the business optimization initiatives currently in progress; and (d) the loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives. The gross amounts for these items as well as the adjustment for income taxes are shown in the tables below.
Adjusted income (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
Set forth in the table below is a reconciliation of Net income to Adjusted net income for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Realogy Holdings	$92	$97	$50	$65
Addback:
Mark-to-market interest rate swap adjustments	14	(3)	45	11
Former parent legacy cost / (benefit)	—	(1)	1	(1)
Restructuring charges	12	—	21	—
Adjustments for tax effect (a)	(10)	1	(27)	(5)
Adjusted net income attributable to Realogy Holdings	$108	$94	$90	$70

Earnings per share
Basic earnings per share:	$0.63	$0.66	$0.34	$0.44
Diluted earnings per share:	$0.63	$0.66	$0.34	$0.44

Adjusted earnings per share
Adjusted basic earnings per share:	$0.74	$0.64	$0.62	$0.48
Adjusted diluted earnings per share:	$0.74	$0.64	$0.61	$0.47

Weighted average common and common equivalent shares outstanding:
Basic:	145.5	146.5	146.0	146.4
Diluted:	146.7	148.0	147.2	147.9

(a)	Reflects tax effect of adjustments at an assumed tax rate of 40%.

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Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$423	$415
Trade receivables (net of allowance for doubtful accounts of $16 and $20)	175	141
Relocation receivables	356	279
Other current assets	129	126
Total current assets	1,083	961
Property and equipment, net	250	254
Goodwill	3,631	3,618
Trademarks	745	745
Franchise agreements, net	1,394	1,428
Other intangibles, net	298	316
Other non-current assets	229	209
Total assets	$7,630	$7,531

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$152	$139
Securitization obligations	280	247
Due to former parent	31	31
Current portion of long-term debt	41	740
Accrued expenses and other current liabilities	403	448
Total current liabilities	907	1,605
Long-term debt	3,691	2,962
Deferred income taxes	299	267
Other non-current liabilities	309	275
Total liabilities	5,206	5,109
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 144,990,520 shares outstanding at June 30, 2016 and 146,746,537 shares outstanding at December 31, 2015	1	1
Additional paid-in capital	5,687	5,733
Accumulated deficit	(3,230)	(3,280)
Accumulated other comprehensive loss	(38)	(36)
Total stockholders' equity	2,420	2,418
Noncontrolling interests	4	4
Total equity	2,424	2,422
Total liabilities and equity	$7,630	$7,531

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Table 3a

REALOGY HOLDINGS CORP.
2016 vs. 2015 KEY DRIVERS

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
RFG (a)
Closed homesale sides	319,748	307,293	4%	538,078	519,432	4%
Average homesale price	$273,900	$266,456	3%	$267,872	$260,296	3%
Average homesale broker commission rate	2.51%	2.52%	(1) bps	2.51%	2.52%	(1	) bps
Net effective royalty rate	4.49%	4.48%	1 bps	4.50%	4.50%	—
Royalty per side	$319	$312	2%	$315	$308	2%
NRT
Closed homesale sides	98,314	99,435	(1%)	162,558	159,622	2%
Average homesale price	$485,688	$493,746	(2%)	$488,627	$497,083	(2)%
Average homesale broker commission rate	2.49%	2.46%	3 bps	2.47%	2.45%	2	bps
Gross commission income per side	$12,732	$12,830	(1%)	$12,790	$12,901	(1%)
Cartus
Initiations	51,560	51,528	—%	88,734	89,696	(1%)
Referrals	26,138	29,033	(10%)	43,031	47,055	(9%)
TRG
Purchase title and closing units (b)	43,914	35,596	23%	73,150	57,239	28%
Refinance title and closing units (c)	11,227	9,815	14%	20,930	19,311	8%
Average fee per closing unit	$1,919	$1,795	7%	$1,890	$1,777	6%
_______________

(a)	Includes all franchisees except for NRT.

(b)	The amounts presented for the three and six months ended June 30, 2016 include 8,971 and 15,556 purchase units, respectively, as a result of the acquisition of Independence Title on July 1, 2015.

(c)	The amounts presented for the three and six months ended June 30, 2016 include 1,560 and 3,101 refinance units, respectively, as a result of the acquisition of Independence Title on July 1, 2015.

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Table 3b

REALOGY HOLDINGS CORP.
2015 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
RFG (a) (b)
Closed homesale sides	212,139	307,293	318,873	263,028	1,101,333
Average homesale price	$251,373	$266,456	$267,296	$266,874	$263,894
Average homesale broker commission rate	2.52%	2.52%	2.52%	2.49%	2.51%
Net effective royalty rate	4.52%	4.48%	4.47%	4.46%	4.48%
Royalty per side	$302	$312	$312	$309	$309
NRT
Closed homesale sides (c)	60,187	99,435	99,789	77,333	336,744
Average homesale price (d)	$502,597	$493,746	$479,874	$487,024	$489,673
Average homesale broker commission rate	2.43%	2.46%	2.48%	2.47%	2.46%
Gross commission income per side	$13,019	$12,830	$12,524	$12,645	$12,730
Cartus
Initiations	38,168	51,528	42,303	35,750	167,749
Referrals	18,022	29,033	30,010	22,466	99,531
TRG
Purchase title and closing units (e)	21,643	35,596	41,245	32,057	130,541
Refinance title and closing units (f)	9,496	9,815	9,989	9,244	38,544
Average fee per closing unit	$1,751	$1,795	$1,932	$1,928	$1,861
_______________

(a)	Includes all franchisees except for NRT.

(b)
In April 2015, NRT acquired a large franchisee of RFG. As a result of the acquisition, the drivers of the acquired entity shifted from RFG to NRT. Closed homesale sides for RFG, excluding the impact of the acquisition, would have increased 5% for the year ended December 31, 2015 compared to 2014. The acquisition did not have a significant impact on the change in average homesale price for RFG.

(c)
Closed homesale sides for NRT, excluding the impact of larger acquisitions with an individual purchase price greater than $20 million, would have increased 2% for the year ended December 31, 2015 compared to 2014.

(d)
Average homesale price for NRT, excluding the impact of larger acquisitions with an individual purchase price greater than $20 million, would have increased 1% for the year ended December 31, 2015 compared to 2014.

(e)	The amounts presented for the year ended December 31, 2015 include 13,304 purchase units as a result of the acquisition of Independence Title on July 1, 2015.

(f)	The amounts presented for the year ended December 31, 2015 include 3,403 refinance units as a result of the acquisition of Independence Title on July 1, 2015.

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Table 4a
REALOGY HOLDINGS CORP.
SELECTED 2016 FINANCIAL DATA
(In millions)

	Three Months Ended
	March 31, 2016	June 30, 2016
Net revenues (a)
Real Estate Franchise Services	$157	$221
Company Owned Real Estate Brokerage Services	841	1,268
Relocation Services	83	109
Title and Settlement Services	111	149
Corporate and Other	(58)	(85)
Total Company	$1,134	$1,662

EBITDA (b)
Real Estate Franchise Services	$92	$149
Company Owned Real Estate Brokerage Services	(21)	78
Relocation Services	5	29
Title and Settlement Services	—	26
Corporate and Other	(21)	(19)
Total Company	$55	$263
Less:
Depreciation and amortization	48	48
Interest expense, net	73	59
Income tax expense (benefit)	(24)	64
Net income (loss) attributable to Realogy Holdings	$(42)	$92
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $58 million and $85 million for the three months ended March 31, 2016 and June 30, 2016, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million and $13 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2016 and June 30, 2016, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes a net cost of $1 million of former parent legacy items for the three months ended March 31, 2016. Includes $9 million and $12 million of restructuring charges for the three months ended March 31, 2016 and June 30, 2016, respectively.

The amounts broken down by business unit are as follows:

	Three Months Ended
	March 31, 2016	June 30, 2016
Real Estate Franchise Services	$—	$3
Company Owned Real Estate Brokerage Services	2	7
Relocation Services	2	1
Title and Settlement Services	—	—
Corporate and Other	6	1
Total Company	$10	$12

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Table 4b
REALOGY HOLDINGS CORP.
SELECTED 2015 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Net revenues (a)
Real Estate Franchise Services	$151	$213	$214	$177	$755
Company Owned Real Estate Brokerage Services	796	1,289	1,267	992	4,344
Relocation Services	85	108	124	98	415
Title and Settlement Services	87	128	147	125	487
Corporate and Other	(57)	(87)	(84)	(67)	(295)
Total Company	$1,062	$1,651	$1,668	$1,325	$5,706

EBITDA (b)
Real Estate Franchise Services	$86	$146	$152	$111	$495
Company Owned Real Estate Brokerage Services	(16)	97	96	22	199
Relocation Services	7	29	47	22	105
Title and Settlement Services	(3)	20	20	11	48
Corporate and Other (c)	(16)	(27)	(6)	(72)	(121)
Total Company	$58	$265	$309	$94	$726
Less:
Depreciation and amortization	46	52	55	48	201
Interest expense, net	68	50	70	43	231
Income tax expense (benefit)	(24)	66	74	(6)	110
Net income (loss) attributable to Realogy Holdings	$(32)	$97	$110	$9	$184
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $57 million, $87 million, $84 million and $67 million for the three months ended March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $15 million, $16 million and $10 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended June 30, 2015 includes a net benefit of $1 million for former parent legacy items.
The three months ended September 30, 2015 includes a net benefit of $14 million for former parent legacy items.
The three months ended December 31, 2015 includes $48 million related to the loss on early extinguishment of debt and restructuring charges of $10 million.
The year ended December 31, 2015 includes $48 million related to the loss on early extinguishment of debt and restructuring charges of $10 million, partially offset by a net benefit of $15 million for former parent legacy items.
The amounts broken down by business unit are as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Real Estate Franchise Services	$—	$—	$—	$—	$—
Company Owned Real Estate Brokerage Services	—	—	—	5	5
Relocation Services	—	—	—	1	1
Title and Settlement Services	—	—	—	—	—
Corporate and Other	—	(1)	(14)	52	37
Total Company	$—	$(1)	$(14)	$58	$43

(c)
The three months ended June 30, 2015 includes $6 million of costs related to the settlement of a legal matter, subject to court approval, and certain transaction costs related to acquisitions in April 2015.

Realogy Reports Financial Results for Second Quarter 2016                            12

Table 5a
REALOGY HOLDINGS CORP.
2016 EBITDA, OPERATING EBITDA AND ADJUSTED (COVENANT) EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA for the twelve months ended June 30, 2016 are set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Six Months Ended	Six Months Ended	Six Months Ended	Twelve Months Ended
	December 31, 2015	June 30, 2015	December 31, 2015	June 30, 2016	June 30, 2016
Net income attributable to Realogy Group (a)	$184	$65	$119	$50	$169
Income tax expense	110	42	68	40	108
Income before income taxes	294	107	187	90	277
Interest expense, net	231	118	113	132	245
Depreciation and amortization	201	98	103	96	199
EBITDA (b)	726	323	403	318	721
EBITDA adjustments:
Restructuring costs					31
Former parent legacy benefit, net					(13)
Loss on the early extinguishment of debt					48
Operating EBITDA					787
Bank covenant adjustments:
Pro forma effect of business optimization initiatives (c)					36
Non-cash charges (d)					41
Pro forma effect of acquisitions and new franchisees (e)					9
Incremental securitization interest costs (f)					4
Adjusted (Covenant) EBITDA					$877
Total senior secured net debt (g)					$1,947
Senior secured leverage ratio					2.22	x
_______________

(a)
Net income (loss) attributable to Realogy consists of: (i) income of $110 million for the third quarter of 2015, (ii) income of $9 million for the fourth quarter of 2015, (iii) a loss of $42 million for the first quarter of 2016 and (iv) income of $92 million for the second quarter of 2016.

(b)
EBITDA consists of: (i) $309 million for the third quarter of 2015, (ii) $94 million for the fourth quarter of 2015, (iii) $55 million for the first quarter of 2016 and (iv) $263 million for the second quarter of 2016.

(c)	Represents the twelve-month pro forma effect of business optimization initiatives.

(d)
Represents the elimination of non-cash expenses, including $56 million of stock-based compensation expense less $10 million for the change in the allowance for doubtful accounts and notes reserves and $5 million of foreign exchange benefit from July 1, 2015 through June 30, 2016.

(e)
Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on July 1, 2015. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and sales associate recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2015.

(f)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2016.

(g)
Represents total borrowings under the Senior Secured Credit Facility and borrowings secured by a first priority lien on our assets of $2,282 million plus $27 million of capital lease obligations less $362 million of readily available cash as of June 30, 2016. Pursuant to the terms of our Senior Secured Credit Facility and Term Loan A Facility, total senior secured net debt does not include our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

Realogy Reports Financial Results for Second Quarter 2016                            13

Table 5b
REALOGY HOLDINGS CORP.
2015 EBITDA, OPERATING EBITDA AND ADJUSTED (COVENANT) EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA for the year ended December 31, 2015 is set forth in the following table:

	Year Ended December 31, 2015
Net income attributable to Realogy Group	$184
Income tax expense	110
Income before income taxes	294
Interest expense, net	231
Depreciation and amortization	201
EBITDA	726
EBITDA adjustments:
Restructuring costs	10
Former parent legacy costs (benefit), net	(15)
Loss on the early extinguishment of debt	48
Operating EBITDA	769
Bank covenant adjustments:
Pro forma effect of business optimization initiatives (a)	14
Non-cash charges (b)	46
Pro forma effect of acquisitions and new franchisees (c)	12
Incremental securitization interest costs (d)	4
Adjusted (Covenant) EBITDA	$845
Total senior secured net debt (e)	$2,180
Senior secured leverage ratio	2.58	x
_______________

(a)	Represents the twelve-month pro forma effect of business optimization initiatives.

(b)	Represents the elimination of non-cash expenses, including $57 million of stock-based compensation expense less $11 million for the change in the allowance for doubtful accounts and notes reserves.

(c)
Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on January 1, 2015. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and sales associate recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2015.

(d)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2015.

(e)
Represents total borrowings under the Senior Secured Credit Facility and borrowings secured by a first priority lien on our assets of $2,502 million plus $26 million of capital lease obligations less $348 million of readily available cash as of December 31, 2015. Pursuant to the terms of our Senior Secured Credit Facility and Term Loan A Facility, total senior secured net debt does not include our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

Realogy Reports Financial Results for Second Quarter 2016                            14

Table 6
REALOGY HOLDINGS CORP.
EBITDA AND OPERATING EBITDA
THREE MONTHS ENDED JUNE 30, 2016 AND 2015
(In millions)
Set forth in the table below is a reconciliation of net income to EBITDA and Operating EBITDA for the three-month periods ended June 30, 2016 and 2015:

	Three Months Ended
	June 30, 2016	June 30, 2015
Net income attributable to Realogy Holdings	$92	$97
Income tax expense	64	66
Income before income taxes	156	163
Interest expense, net	59	50
Depreciation and amortization	48	52
EBITDA	263	265
EBITDA adjustments:
Restructuring costs	12	—
Former parent legacy benefit, net	—	(1)
Operating EBITDA	$275	$264
Set forth in the table below is a reconciliation of Operating EBITDA by reportable segments to the net income for the three months ended ended June 30, 2016 and 2015:

	Revenues				Operating EBITDA				Operating EBITDA Margin
	2016	2015	Change	% Change	2016	2015	Change	% Change	2016	2015	Change
RFG	$221	$213	$8	4%	$152	$146	$6	4%	69%	69%	—%
NRT	1,268	1,289	(21)	(2)	85	97	(12)	(12)	7	8	(1)
Cartus	109	108	1	1	30	29	1	3	28	27	1
TRG	149	128	21	16	26	20	6	30	17	16	1
Corporate and Other	(85)	(87)	2	*	(18)	(28)	10	*
Total Company	$1,662	$1,651	$11	1%	$275	$264	$11	4%	17%	16%	1%
Less: Restructuring costs					12	—
Former parent legacy benefit, net					—	(1)
Depreciation and amortization					48	52
Interest expense, net					59	50
Income tax expense					64	66
Net income attributable to Realogy Holdings					$92	$97

Realogy Reports Financial Results for Second Quarter 2016                            15

Table 7
REALOGY HOLDINGS CORP.
FREE CASH FLOW
THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(In millions)
A reconciliation of net income attributable to Realogy Holdings to free cash flow is set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Realogy Holdings	$92	$97	$50	$65
Income tax expense, net of payments	59	62	33	37
Interest expense, net	59	50	132	118
Cash interest payments	(58)	(51)	(86)	(108)
Depreciation and amortization	48	52	96	98
Capital expenditures	(18)	(22)	(40)	(41)
Restructuring costs and former parent legacy items, net of payments	3	—	5	(6)
Working capital adjustments	32	51	(54)	5
Relocation receivables (assets), net of securitization obligations	(9)	34	(45)	(17)
Free Cash Flow	$208	$273	$91	$151
A reconciliation of net cash provided by operating activities to free cash flow is set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$166	$157	$98	$73
Property and equipment additions	(18)	(22)	(40)	(41)
Net change in securitization	61	138	34	120
Effect of exchange rates on cash and cash equivalents	(1)	—	(1)	(1)
Free Cash Flow	$208	$273	$91	$151
Net cash used in investing activities	$(24)	$(105)	$(58)	$(121)
Net cash (used in) provided by financing activities	$(1)	$123	$(31)	$95

Realogy Reports Financial Results for Second Quarter 2016                            16

Table 8

Non-GAAP Definitions
Adjusted net income (loss) is defined by us as net income (loss) before mark to market interest rate adjustments, former parent legacy items, restructuring charges and loss on the early extinguishment of debt. The gross amounts for these items as well as the adjustment for income taxes are presented. Adjusted income (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding. We present Adjusted net income (loss) and Adjusted earnings (loss) per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes and is our primary non-GAAP measure.
Operating EBITDA is defined by us as EBITDA before restructuring, early extinguishment of debt and legacy items and is used as a supplementary financial measure. Operating EBITDA calculated for a twelve-month period is presented because the Company believes these items do not directly affect the operating results of the Company and accordingly should be excluded in comparing operating results. Operating EBITDA does not include pro-forma adjustments for business optimization initiatives and acquisitions or non-cash adjustments such as stock-based compensation expense, used to calculate Adjusted (Covenant) EBITDA in the Senior Secured Credit Facility and the Term Loan A Facility senior secured leverage ratio.
Adjusted (Covenant) EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the Senior Secured Credit Facility and the Term Loan A Facility. Adjusted (Covenant) EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the Senior Secured Credit Facility and the Term Loan A Facility to calculate the senior secured leverage ratio. Adjusted (Covenant) EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period.
We present EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA because we believe EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA have limitations as analytical tools, and you should not consider EBITDA, Operating EBITDA or Adjusted (Covenant) EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.

Realogy Reports Financial Results for Second Quarter 2016                            17

In addition to the limitations described above, Adjusted (Covenant) EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Realogy Holdings and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.